CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-238945 on Form N-2 of our report dated May 22, 2020, relating to the financial statements and financial highlights of Evanston Alternative Opportunities Fund appearing on Form N-CSR of Evanston Alternative Opportunities Fund for the year ended March 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are a part of such Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
July 16, 2020